News Release 133
August 6, 2012
Liberty Star Uranium & Metals Corp.
LBSR: OTCQB　 LBVN: Frankfurt
http://www.LibertyStarUranium.com

Liberty Star Airlifting Diamond Core Drill to Copper/Gold/Moly Big Chunk Camp, Alaska
TUCSON, Arizona–Aug 6–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCQB) is pleased to announce that the Liberty Star field camp construction managed by Alaskan Native owned MBGS LLC is on schedule. MBGS general contractor Jim Stevens states that his team will begin to airlift housing and a diamond core drill rig to the Native allotment camp site within the Big Chunk Super Project (“BCSP”) south block beginning the week of August 5th; the camp is scheduled to be operational by August 10th.

Heavy equipment and housing will be transported by a high- lift Huey chopper, while staff and light equipment will be transported by a small helicopter. Twelve people will be in the camp including Alaskan Native MBGS staff, drill crews and geologic staff. The spartan camp includes basic amenities and a broad-band Internet over satellite hook- up.

On August 8th the Company’s Field Manager and Lead Field Technician Jay Crawford and Porphyry Copper specialist Geologist Greg McGilvray will meet in Vancouver, BC to receive training on the new MBGS Innov-X handheld GPS XRF Analyzer. The new handheld analyzer uses a miniaturized X-ray tube with electronically cooled silicon detectors to provide fast metal content measurements with accuracy and precision in the field prior to formal assay.  Jay Crawford has spent many months using this type of equipment, but will receive updated training with the new analyzer. From Vancouver, the two will fly to Anchorage and then to Port Alsworth, AK.  Jay and Greg will helicopter to the BCSP camp shortly after. The drill rig is scheduled for arrival at the BCSP camp at about the same time.  Drilling on the proposed 10 holes can start within a few days of the drill’s delivery to the field.   In addition to the Innov-X Analyzer, the geologic team will be equipped with other sophisticated gear that will make field analysis more accurate and less subject to error. The onsite team will be able to communicate immediate analysis of core and send data via satellite Internet connection to the head office in Tucson or any other location for specialists to review and render their professional analysis.

This equipment in addition to the XRF includes:
1.      Data Collector –a pocket PC with camera, GPS, bar code reader and software designed by Technical Advisory Board member Mike Schaefer of Geo-Information Solutions. Liberty Star was among his first users during the 2004 field season.  The Data Collector hardware and software are newly enhanced for the current drilling effort.  It will be used to geologically log core and integrate other sensor data into the geology.
2.      High resolution digital photographic equipment for complete imaging of all core, including close up images of important intervals.
3.      Gamma ray spectrometer which will measure any low grade (not dangerous) radioactivity in the core and in particular show the presence of secondary potassium feldspar: one of the key alteration minerals that occur at the center of the core zone of porphyry coppers so we can tell when we are getting close. The gamma ray spectrometer also detects uranium, one of the alteration metals, and thorium a rare earth metal.
4.      A magnetic and electronic susceptibility meter which determines the relative magnetism of the core and its relationship to porphyry copper alteration zoning.
5.       A powerful ultraviolet light to determine the presence of any fluorescent minerals that may be helpful in detecting zoning patterns.
6.       A computer microscope that visually enlarges minerals in the core up to + 100X and displays images of them in color on a computer screen, where notes may be made directly on the image and then sent to memory, so it can be transmitted via Internet to the Tucson office, as well as combined in the digital core log.  An optical binocular zoom microscope will also be available.

All of these devices are digital (with the exception of the optical microscope) and their data will be recorded with the data logger, and joined with the geologic log of the core. All data will be recorded on the Big Chunk field camp computer server and then transmitted by a satellite uplink to the Internet and batch transmitted to Tucson overnight every night and captured on the Tucson office server for distribution and analysis by the appropriate experts on our Technical Advisory Board as well as Chief Geologist, Jim Briscoe and other specialists when needed.

 After all data collection, the core is cut in half (split) using a diamond saw. Half of each 10 foot interval will be bagged and secured in locked storage controlled by Jay Crawford. The samples will be shipped by helicopter, and then by Federal Express to the MEG sample prep lab near Reno, Nevada. As required by regulation, a chain of custody is recorded at every stop; this is to prevent tampering with the drill core so it cannot be adulterated (“salted”) with any foreign material either intentionally or accidently.  After sample preparation, including addition of Quality Assurance Quality Control (QA/QC) samples, assay pulps of about 200 grams from each sample interval will be air shipped to ALS Certified assay labs in Vancouver, B.C. Canada.  After assay ALS will ship assays by e-mail to the Tucson office where it will be combined with the visual core log and all the other collected data.  These data logs will then be analyzed by our geologic team and conclusions made.  All this takes time but news releases will be made after drill core is evaluated.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward-Looking Statements
Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include that the BCSP camp will be operational by August 10th, that a diamond core drill rig will be airlifted to the camp site, that drilling can proceed within days of its arrival, and that drill core will be obtained and prepared for assay. Factors which may delay or prevent these forward-looking statements from being realized include: the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; and an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available. Despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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